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     Millennium                         99 Wood Avenue South
     Chemicals Inc.                     PO Box 7050
                                        Iselin, NJ 08830
                                        Main Telephone (908) 603-6600
                                        Main Fax (908) 603-6878
     ________________________________________________________________


     NEWS RELEASE

     Contact:  Mickey Foster
               Vice President - Investor Relations
               (908) 603-6777

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                   MILLENNIUM CHEMICALS COMMENCES NYSE TRADING
                   -------------------------------------------
     ISELIN, NEW JERSEY and LONDON, ENGLAND, October 2, 1996 - Millennium Chemicals Inc. will today commence "regular way" trading on the New York Stock Exchange under the symbol "MCH". The spin-off of Millennium from Hanson PLC became effective yesterday. Millennium is a major international diversified chemical company with revenues in excess of $3 billion in 1995.

     "We are enthusiastic about the opportunity that our independence presents to create value for shareholders," said William M. Landuyt, Chairman and Chief Executive Officer of Millennium Chemicals. "We intend to grow both internally - especially through international expansion -- and by selective small acquisitions. We are well positioned with excellent technology throughout our businesses. Our strategy will combine aggressive growth in speciality and intermediate chemicals and enhancement of our leading market positions in all our lines of business."

     Millennium Chemicals Inc. is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals. Millennium was formed as a result of a spin-off from Hanson PLC, a UK public company, on October 1, 1996.

     Millennium Chemical Inc. is

     *    the largest producer of polyethylene products in the United
          States;

     * the second largest producer of titanium dioxide (Ti02) in the United States and the third largest in the world;

     * the second largest producer of acetic acid and vinyl acetate monomer in the United States;

     * a leading producer of high value-added specialty polymers, color concentrates and polymeric powders and other products, including titanium tetrachloride, cadmium/selenium pigments and silica gel; and

     *    a leading producer of fragrance and flavor chemicals.

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